Exhibit 99.1.

SCIELE PHARMA ANNOUNCES FDA APPROVAL OF

NEW SULAR® FORMULATION

ATLANTA (January 2, 2008) — Sciele Pharma, Inc. (NASDAQ:SCRX) today announced that the U.S. Food & Drug Administration (FDA) has approved all four dosage strengths of the new Sular® formulation.  The new Sular formulation, which utilizes SkyePharma’s (LSE:SKP) patented GEOMATRIX™ technology,  provides a lower dose of Sular for each of its current doses.  The Company expects to launch the new Sular formulation during the first quarter of 2008.

Patrick Fourteau, Chief Executive Officer of Sciele Pharma, said, “We are excited about this approval by the FDA for the new Sular formulation.  This validates our product development and regulatory capabilities, as we have become a fully integrated pharmaceutical company.”

About Sciele Pharma, Inc.

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular/Metabolic, Women’s Health and Pediatrics. The Company’s Cardiovascular/Metabolic products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes; its Women’s Health products are designed to improve the health and well-being of women and mothers and their babies; and its Pediatrics products treat allergies, asthma, coughs and colds, and attention deficit/hyperactivity disorder (ADHD). Founded in 1992 and headquartered in Atlanta, Georgia, Sciele Pharma employs more than 900 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform — an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity, and Teamwork.

About SkyePharma PLC

Using its proprietary drug delivery technologies, SkyePharma develops new formulations of known molecules to provide a clinical advantage and life-cycle extension. The Company has eleven approved products in the areas of oral, inhalation and topical delivery.  The Group’s products are marketed throughout the world by leading pharmaceutical companies.  For more information, visit www.skyepharma.com

Safe Harbor Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations.

Contact:                    Joseph T. Schepers

Director of Investor Relations

678-341-1401

ir@sciele.com